(e) Certification under
Rule 466

CERTIFICATION UNDER RULE 466

The Depositary, Citibank, N.A., represents and certifies the following:

(1) That it previously filed a Registration Statement on Form F-6 (Unilever PLC, Registration No. 333-131025), which the Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of this registration statement except for the number of foreign securities an American Depositary Share represents.

(2) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

Citibank, N.A., as Depositary

By:	/s/ Patricia Brigantic
Name: Patricia Brigantic, Esq.
Title: Director and Counsel